EXHIBIT 10.4

PERSONAL & CONFIDENTIAL

June 25, 2003


Robert Olins
SpatiaLight, Inc.
5 Hamilton Landing, Suite 100
Novato, CA 94909

                         RE: FINANCIAL SERVICES PROPOSAL

Dear Robert:

The Financial Services Division of David Powell, Inc. (DPI) has developed the following proposal for accounting and finance assistance for SpatiaLight, Inc.
(SI)

SERVICES

DPI is proposing that we be responsible for various finance and accounting functions, which may include:
1.   "Closing" the books and preparing financial statements monthly.
2.   SEC Reporting
3. Assisting with the development of a financial model and budget, if necessary.
4.   Help to establish appropriate accounting procedures.
5.   Coordinate with outside CPA firm.
6.   Cash Management.
7. Serving as a "sounding board" to management and the Board of Directors. 8. Performing other services, as required.

TIMING

DPI can begin work as soon as possible and upon the execution of this agreement.

We can meet as often as you would like to discuss:

1. If your expectations are being met. 2. The progress to date. 3. The cost/benefit relationship for both companies.

COST

We will assign a team consisting of myself as Acting Chief Financial Officer and Dorea El-Sayed, as acting Controller. Dorea will assist in preparing the 10K's and Q's. I will spend one to two days a week as necessary on-site and be available via telephone to answer questions as they arise.

The Controller's time will be billed at $125 per hour and my time will be billed at $175 per hour.

A deposit of $5,000 is required to begin this assignment and will be applied at the end of the engagement.

TERMS

Fees are billed on the 16th and the 1st of the month for the prior period and are due upon receipt. A copy of DPI's Standard Terms and Conditions is attached as Exhibit A.

APPROVAL

Robert, if the above is agreeable to you, please sign this letter in the space below and return the original copy to DPI.

Again, thank you for giving the Financial Services Division of David Powell, Inc. the opportunity to be of service to SpatiaLight, Inc. We look forward to working with you.

Sincerely,                                       Accepted:

/s/ TIMOTHY DESCAMPS                             /s/ROBERT A. OLINS
--------------------                             -------------------
TIMOTHY DESCAMPS                                 ROBERT A. OLINS

CFO                                              Acting Chief Executive Officer
Financial Services Division                      SpatiaLight, Inc

CBT/adp

                                                      06/26/03
                                                 -------------------
Enclosure                                        Date

cc:  Dorea
     Toni Bedal

                                                                   November 1999

                                    EXHIBIT A
                          STANDARD TERMS AND CONDITIONS
                DAVID POWELL, INC. - FINANCIAL SERVICES DIVISION

1. Services: David Powell, Inc., Financial Services Division ("DPI") will use reasonable efforts to perform the services (the "Services") described in the engagement letter between DPI and the Client addressed therein (the "Letter") to which these Standard Terms and Conditions are attached as Exhibit A. Client will provide DPI with all resources (physical and human) reasonably requested by DPI to enable DPI to perform the Services.

2. Fees and Expenses: Unless otherwise specified in the engagement letter, fees will be billed semi-monthly, on the sixteenth and first day of each month. Expenses incurred by DPI on behalf of the Client will be billed on the sixteenth and the first day of the month when incurred with the fee billings. All invoices are due upon receipt.

3. Terms: Unless otherwise specified in the engagement letter, this engagement will continue for two months. After the minimum two-month engagement period, however, either party may terminate the engagement by giving the other party 30 days' prior written notice. The term of the engagement may be extended at any time by mutual agreement of the parties and, unless otherwise agreed, the provisions of the Letter and these Standard Terms and Conditions will apply to any such extension.

4. Independent Contractor: DPI is an independent contractor, and will indemnify the Client and hold it harmless to the extent of any obligation imposed by law on the Client to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with any payments made by the Client for the Services.

5. No Assurance of Funding: Client acknowledges and understands that DPI cannot and does not guarantee that Client will obtain funding which it deems acceptable or adequate as a result of DPI's performance of the Services.

6. Indemnification: Client will indemnify DPI and hold it harmless from all claims made against DPI in connection with its performance of the Services to the fullest extent permitted under applicable law, except when such claims arise as a result of DPI's negligence, gross or willful misconduct. Client represents and warrants to DPI that its Articles of Incorporation and Bylaws contain provisions authorizing such indemnification.

7. Non-Solicitation: Client and DPI each agree not to solicit the other's employees without the other's prior written consent. If an employee should resign from one party and become employed by the other party within the 120-day period following such employee's effective date of resignation, then the hiring party will be deemed to have breached its obligations hereunder. The parties agree that, in such event, the hiring party will pay the other party, for such breach, an amount equal to one-fourth (1/4) of the terminated employee's first year's targeted cash compensation, including base salary and bonus, offered by the hiring party.

8. Equity Compensation: Should the Client hire a DPI employee during the 120 days mentioned above, the client shall issue DPI a warrant to purchase the same series of securities as the Client issued in its last equity financing, at an exercise price equal to the same price per share in such financing. The number of shares subject to the warrant will equal, at the exercise price, 20% of the employee's first year target cash compensation. The Warrants will expire five years after issuance. The warrants will include provisions for net exercise and for piggyback registration rights. Any form of equity rendered relating to this engagement or to the people performing the services of this engagement must be executed to the designated DPI Investment Partnership.

9. Expiration: The proposal contained in this letter is valid for ten calendar days from proposal date.